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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                              Name:  Pacific Funds

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                            700 Newport Center Drive
                            Newport Beach, CA  92660

             Telephone Number (including area code): (949) 219-6767

               Name and address of agent for service of process:

                                      c/o
                                 Robin S. Yonis
                Assistant Vice President and Investment Counsel
                         Pacific Life Insurance Company
                            700 Newport Center Drive
                                 P.O. Box 9000
                            Newport Beach, CA  92660

                                   Copies to:

                            Jeffrey S. Puretz, Esq.
                                    Dechert
                              1775 Eye Street, NW
                              Washington, DC 20006
Check appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             YES  [X]    NO  [_]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of the registration to be duly signed on its behalf in the city of Newport Beach, State of California, on the 21st day of May, 2001.



                                             PACIFIC FUNDS



                                             By:  /s/ ROBIN S. YONIS
                                                 -------------------------------
                                             Name:  Robin S. Yonis
                                             Title: President


Attest:  /s/ DIANE N. LEDGER
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Name:  Diane N. Ledger
Title: Secretary